Eaton Corporation plc
2013 Annual Report on Form 10-K
Item 15(b)
Exhibit 12
Ratio of Earnings to Fixed Charges

	Year ended December 31
(In millions)	2013	2012	2011	2010	2009
Income from continuing operations before income taxes and noncontrolling interests in consolidated subsidiaries	$1,884	$1,251	$1,553	$1,036	$303
Adjustments
Loss (income) of equity investees	2	(2)	(2)	(14)	(6)
Distributed income of equity investees	77	19	3	15	9
Interest expensed	290	165	154	162	170
Amortization of debt issue costs	10	74	4	4	5
Estimated portion of rent expense representing interest	80	66	65	57	59
Amortization of capitalized interest	13	12	10	10	13
Adjusted income from continuing operations before income taxes	$2,356	$1,585	$1,787	$1,270	$553
Fixed charges
Interest expensed	$290	$165	$154	$162	$170
Interest capitalized	11	23	18	8	7
Amortization of debt issue costs	10	74	4	4	5
Estimated portion of rent expense representing interest	80	66	65	57	59
Total fixed charges	$391	$328	$241	$231	$241
Ratio of earnings to fixed charges	6.03	4.83	7.41	5.50	2.29